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                                                                     Exhibit B-7

                            UNANIMOUS WRITTEN CONSENT
                       IN LIEU OF A SPECIAL MEETING OF THE
                                  DIRECTORS OF
                      COLUMBIA ATLANTIC TRADING CORPORATION

     The undersigned, being the sole director of Columbia Atlantic Trading Corporation (the "Corporation"), a Delaware corporation, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware and in accordance with the terms of the Corporation's by-laws, waives notice and holding of a special meeting of the Board of Directors and consents to the following resolutions in lieu of action at a special meeting of the Board of Directors:

                           RESOLUTION AMENDING BY-LAWS

WHEREAS, The sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws to provide for a range in the number of directors to be not less than one and not more than five.

     WHEREAS, The sole stockholder of the Corporation believes it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the stockholders.

     NOW, THEREFORE, BE IT RESOLVED, that Article III, Section 1, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended to read as follows:

     "Section 1. The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than five (5) as determined from time to time by resolution of the Board of Directors or by the stockholders. The directors shall be elected at the annual meeting of the stockholders, except as may be provided elsewhere in the By-Laws, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in a manner permitted by statute or these By-Laws. Directors need not be stockholders"

     BE IT FURTHER RESOLVED, That Article II, Section 2, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

     "Section 2. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly

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     come before the meeting, shall be held on the third Tuesday in the month of
     May of each year, if such day is not a legal holiday, and if a holiday, then on the next business day which is not a legal holiday. If for any reason the annual meeting of the stockholders shall not be held at the time and place herein provided, the same may be held at any time thereafter, but not later than the date which is five months after the close of the Corporation's fiscal year, or the date which is fifteen months after the last annual meeting, whichever is earlier. Such date and time of meeting may be changed by action of the Board of Directors."

Dated and effective as of Tuesday, July 1st, 2004

                                        Columbia Energy Group

                                        /s/ Michael W. O'Donnell
                                        ----------------------------------------
                                        Michael W. O'Donnell
                                        Being the sole director of the
                                        Corporation